Exhibit 1.7

ANACONDA ANNOUNCES SHAREHOLDER APPROVAL OF ISSUANCE OF ANACONDA SHARES IN CONNECTION WITH TAKE-OVER BID FOR MARITIME RESOURCES

TORONTO, ON — June 14, 2018 — Anaconda Mining Inc. (“Anaconda” or the “Company”) — (TSX:ANX) is pleased to announce that it has received shareholder approval by written consent for the issuance of up to 47,623,162 common shares (the “Anaconda Shares”) of the Company, in connection with the Company’s formal offer (the “Offer”) to acquire all of the issued and outstanding common shares (“Maritime Shares”) of Maritime Resources Corp. (TSX-V:MAE) (“Maritime”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan of Maritime dated March 15, 2018, in exchange for consideration of 0.390 of an Anaconda Share for each Maritime Share (the “Offer Consideration”). The Offer includes Maritime Shares that may become issued and outstanding after the date hereof but prior to the expiry time of the Offer upon the exercise, conversion or exchange of any securities of Maritime that are exercisable for, convertible into or exchangeable for Maritime Shares (“Convertible Securities”), other than the SRP Rights.  The Offer remains open for acceptance until 5:00 p.m. (Toronto time) on July 27, 2018, unless the Offer is abridged, extended or withdrawn.

“We are very pleased to announce that the shareholders of Anaconda have approved the issuance of Anaconda Shares for the acquisition of Maritime, removing a significant condition to the closing of the transaction. Maritime shareholders can be confident that when they tender their Maritime shares, they do so with the support of Anaconda shareholders for our compelling Offer to create an emerging Atlantic Canadian gold producer with a significant growth profile.”

~Dustin Angelo, President and CEO, Anaconda Mining Inc.

The Company has applied to list the Anaconda Shares issuable under the Offer on the TSX.  Such listing is subject to the Company fulfilling all of the listing requirements of the TSX, including obtaining approval of the shareholders of Anaconda (the “Shareholders”), which is required under Subsection 611(c) of the TSX Company Manual since the aggregate number of Anaconda Shares issuable under the Offer is greater than 25% of the outstanding Anaconda Shares.  In accordance with Subsection 604(d) of the TSX Company Manual, the Company is permitted to effect the Offer without obtaining the approval of its Shareholders at a meeting of Shareholders if the Company provides the TSX with evidence that Shareholders holding more than 50% of the Anaconda Shares are familiar with the terms of the Offer and are in favour of proceeding with the Offer and the issuance of the Anaconda Shares required thereunder.  Consent for the issuance of the Anaconda Shares was obtained from Shareholders representing approximately 50.9% of the issued and outstanding Anaconda Shares.  Pursuant to Subsection 604(d) of the TSX Company Manual, no Anaconda Shares may be issued in connection with the Offer for a period of five business dates following the date of this news release.

There are currently 107,800,683 Anaconda Shares issued and outstanding and 86,406,449 Maritime Shares issued and outstanding.  The Company does not own any Maritime Shares and, to the knowledge of the Company, no directors or officers of the Company own any Maritime Shares.  As at the date hereof, it is expected that the Company will, subject to any future issuance of Maritime Shares or the exercise of Convertible Securities into Maritime Shares, issue approximately 33,698,515 Anaconda Shares under the Offer, which represents approximately 31.3% of the number of Anaconda Shares currently issued and outstanding (calculated on a non-diluted basis). Maritime has Convertible Securities exercisable for an aggregate of 35,704,223 Maritime Shares. An aggregate of approximately 13,924,647 Anaconda Shares will be required to be reserved for issuance upon the exercise of Convertible Securities, which represents approximately 12.9% of the number of Anaconda Shares currently issued and outstanding (calculated on a non-diluted basis).  In aggregate, based on the issued and outstanding Maritime Shares and Convertible Securities, 47,623,162 Anaconda Shares have been reserved for issuance, which represents 44.2% of the number of Anaconda Shares currently issued and outstanding (calculated on a non-diluted basis).  However, if the Offer is successful, Maritime Shareholders will own approximately 23.9% of the pro forma Company (calculated on a non-diluted basis).

The Offer Consideration is a fraction of an Anaconda Share and so it represents neither a discount or a premium to the market price (as defined in TSX Company Manual) of the Anaconda Shares.

The Company expects that if the Offer is completed, there will be no changes to the control of the Company. To the Company’s knowledge, there are no controlling Maritime Shareholders and there are no Shareholders that together with any Maritime Shares owned currently would in the aggregate own greater than 10% of the issued and outstanding Anaconda Shares on a consolidated basis following the completion of the Offer.

The Company has entered into Lock-Up Agreements with Maritime Shareholders holding 12.2% of the issued and outstanding Maritime Shares, who have agreed to tender their Maritime Shares in support of the Offer.  Other than the Lock-Up Agreements, no voting trust or similar agreements or arrangement are expected to be entered in connection with the Offer.

The Offer, which is subject to certain terms and conditions, is set forth in the offer to purchase and related take-over bid circular dated April 13, 2018 (the “Offer to Purchase and Circular”), a copy of which has been filed with the securities regulatory authorities in Canada and is available through the Internet at www.sedar.com and furnished to the Securities and Exchange Commission and is available through the internet at www.sec.gov.

NOTICE TO MARITIME SHAREHOLDERS IN THE UNITED STATES

The Offer is made for the securities of a foreign company.  The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in, or incorporated by reference into, the Offer to Purchase and Circular, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Company may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

The Offer will not be made in, nor will deposits of securities be accepted from a person in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

ABOUT ANACONDA MINING INC.

Anaconda is a TSX-listed gold mining, development, and exploration company, focused in the prospective Atlantic Canadian jurisdictions of Newfoundland and Nova Scotia. The Company operates the Point Rousse Project located in the Baie Verte Mining District in Newfoundland, comprised of the Stog’er Tight Mine, the Pine Cove open pit mine, the Argyle Mineral Resource, the fully-permitted Pine Cove Mill and tailings facility, and approximately 5,800 hectares of prospective gold-bearing property. Anaconda is also developing the Goldboro Project in Nova Scotia, a high-grade Mineral Resource, with the potential to leverage existing infrastructure at the Company’s Point Rousse Project.

The Company also has a pipeline of organic growth opportunities, including the Great Northern Project on the Northern Peninsula of Newfoundland and the Tilt Cove Property on the Baie Verte Peninsula, also in Newfoundland.

FORWARD-LOOKING INFORMATION

This news release contains “forward-looking information” within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes, but is not limited to, the Offer, the completion of the Offer and related transactions. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “does not anticipate”, or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will be taken”, “occur”, or “be achieved”. Forward-looking information is based on the opinions and estimates of management at the date the information is made, and is based on a number of assumptions and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Anaconda to be materially different from those expressed or implied by such forward-looking information, including risks associated with the exploration, development and mining such as economic factors as they effect exploration, future commodity prices, changes in foreign exchange and interest rates, actual results of current production, development and exploration activities, government regulation, political or economic developments, environmental risks, permitting timelines, capital expenditures, operating or technical difficulties in connection with development activities, employee relations, the speculative nature of gold exploration and development, including the risks of diminishing quantities of grades of resources, contests over title to properties, and changes in project parameters as plans continue to be refined as well as those risk factors discussed in the Offer to Purchase and Circular and annual information form for the seven month period ended December 31, 2017, both available on www.sedar.com.  Although Anaconda has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. Anaconda does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

FOR ADDITIONAL INFORMATION CONTACT:

Anaconda Mining Inc. Dustin Angelo President and CEO (647) 260-1248 dangelo@anacondamining.com www.AnacondaMining.com

Anaconda Mining Inc.
Lynn Hammond
VP Public Relations
(709) 330-1260
Lhammond@anacondamining.com

Reseau ProMarket Inc.
Dany Cenac Robert
Investor Relations
(514) 722-2276 x456
Dany.Cenac-Robert@ReseauProMarket.com